Exhibit 97.1

CLAWBACK POLICY

OFFICER ACKNOWLEDGEMENT AND AGREEMENT
PERTAINING TO CLAWBACK POLICY

This Acknowledgement and Agreement (the “Acknowledgement”) is delivered by the undersigned officer (“Executive”), as the date set forth below, to AXIL Brands, Inc., a Delaware corporation (the “Company”). Executive is an officer (as defined under Section 16 of the Securities Exchange Act of 1934, as amended) of the Company and an employee of the Company or one of its subsidiaries.

The Board of Directors of the Company (the “Board”) has adopted a clawback policy, amended and restated effective as of February 14, 2024, which is attached as Exhibit A hereto (as further amended, restated, supplemented or otherwise modified from time-to-time by the Board (the “Clawback Policy”)). The Clawback Policy provides for the recoupment of certain compensation from Executive officers in the event of (i) an accounting restatement resulting from material non-compliance with financial reporting requirements under the securities laws, or (ii) other detrimental conduct that has caused or is likely to cause material financial, operational or reputational harm to the Company.

In consideration of the continued benefits to be received from the Company (and/or any subsidiary of the Company) and Executive’s right to participate in, and as a condition to the receipt of, Incentive Compensation (as defined in the Clawback Policy), Executive hereby acknowledges and agrees to the following:

1.	Executive has read and understands the Clawback Policy and has had an opportunity to ask questions to the Company regarding the Clawback Policy.

2.	Executive agrees to be bound by and to abide by the terms of the Clawback Policy and intends for the Clawback Policy to be applied to the fullest extent of the law.

3.	The Clawback Policy shall apply to any and all Incentive Compensation that is approved, awarded, granted to or received by Executive on or after February 14, 2024 and any Incentive Compensation that is outstanding as of February 14, 2024.

4.	In the event of any inconsistency between the provisions of the Clawback Policy and this Acknowledgement or any applicable incentive-based compensation arrangements, employment agreement, equity agreement or similar agreement or arrangement setting forth the terms and conditions of any Incentive Compensation, the terms of the Clawback Policy shall govern.

No modifications, waivers or amendments of the terms of this Acknowledgement shall be effective unless signed in writing by Executive and the Company. The provisions of this Acknowledgement shall inure to the benefit of the Company, and shall be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive.

By signing below, Executive agrees to the application of the Clawback Policy and the other terms of this Acknowledgement.

(Signature)	(Date)

EXHIBIT A

CLAWBACK POLICY

Introduction

The Board of Directors of AXIL Brands, Inc. (the “Board”) believes that it is in the best interests of AXIL Brands, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, the “Company”) and its stockholders to create and maintain a culture that emphasizes integrity and accountability, that reinforces the Company’s pay-for-performance compensation philosophy and deters wrongdoing. The Board has therefore adopted this Clawback Policy (this “Policy”) which provides for the recoupment of certain compensation in the event of (i) an accounting restatement resulting from material non-compliance with financial reporting requirements under the federal securities laws, or (ii) other detrimental conduct that has caused or is likely to cause material financial, operational or reputational harm to the Company. The provisions of this Policy concerning recoupment in the event of an Accounting Restatement (as defined below) are intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and the listing requirements of the NYSE American LLC, or such other national securities exchange on which the Company’s securities may be listed from time to time (the “Exchange”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board (the “Compensation Committee”), in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to any current or former officer of the Company who is (or was at any time from and after the Effective Time (as defined below)) subject to Section 16 of the Securities Exchange Act of 1934, as amended from time-to-time (each, a “Covered Executive”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare a restatement of its financial statements due in whole or in part to the Company’s material non-compliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (“Accounting Restatement”), the Board will require reimbursement or forfeiture of any Excess Incentive Compensation (as defined below) deemed to have been received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement (the “Covered Period”).

For the avoidance of doubt, an “Accounting Restatement” shall not be deemed to include changes to the Company’s financial statements that do not involve the correction of an error resulting from material non-compliance with financial reporting requirements, as determined in accordance with applicable accounting standards and guidance. By way of example, based on current accounting standards and guidance, an “Accounting Restatement” would not include changes to the Company’s financial statements resulting solely from: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) retrospective revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based (in whole or in part) on the attainment of one or more “financial reporting measures.” For these purposes, “financial reporting measures” are any measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including, without limitation, (i) revenue, (ii) net income, (iii) earnings before interest, tax, depreciation and amortization, (iv) return on equity, (v) cash flows, (vi) stock price, and (vii) measures of shareholder return, in each case, whether absolute or relative. For the avoidance of doubt, a financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

Incentive Compensation will be deemed to have been “received” in the fiscal period during which the applicable financial reporting measure (as specified in the terms of the award) is attained, even if the payment occurs after the end of that fiscal period. In addition, the date on which the Company is required to prepare an Accounting Restatement will be deemed to have occurred on the earlier of (A) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes or reasonably should have concluded that the Company is required to prepare an Accounting Restatement, and (B) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

Recoupment; Detrimental Conduct

In the event that a Covered Executive engages in Detrimental Conduct (as defined below) that, in the sole discretion of the Board, is likely to cause or has caused material financial, operational, or reputational harm to the Company, the Board may recover Incentive Compensation received by the Covered Executive from and after the date on which such Detrimental Conduct occurred.

“Detrimental Conduct” consists of:

i.	the commission of an act of fraud, misappropriation or embezzlement in the course of employment;

ii.	the commission of a criminal act, whether or not in the course of employment or in the workplace, that constitutes a felony (or substantial equivalent thereof in a non-U.S. jurisdiction) or other serious crime involving moral turpitude, dishonesty, or fraud;

iii.	the material violation of a non-compete, non-solicitation, or confidentiality agreement;

iv.	the material breach of the Company’s Code of Business Conduct and Ethics (the “Code”) that could give rise to dismissal under the Code; or

v.	any act or omission that resulted in such Covered Executive’s termination for Cause (as defined below).

For the purposes of this Policy, “Cause” shall, as of any applicable date of determination, have the meaning ascribed to such term in the agreement and/or plan governing the most recent equity (or other long-term incentive) award granted to the applicable Covered Executive.

Amount and Method of Recovery; No Additional Payments

The Board shall determine the amount of Incentive Compensation paid to be recovered as follows:

i.	In the event of recoupment due to an Accounting Restatement:

A.	The Board shall cause the Company to recover reasonably promptly the amount (if any) of Incentive Compensation received by the Executive Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (“Excess Incentive Compensation”). For Incentive Compensation based in part or whole on stock price or measures of shareholder return, Excess Incentive Compensation will be calculated based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or shareholder return upon which the Incentive Compensation was received, and the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange. Notwithstanding the foregoing, the Company shall not be required to recover Excess Incentive Compensation solely to the extent that (I) the Company’s committee of independent directors responsible for executive compensation decision (or in the absence of such a committee, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable, and (II) either (a) the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered (determined after the Company has made a reasonable attempt to recover such Excess Incentive Compensation, and has provided documentation of such reasonable attempt to recover the Excess Incentive Compensation to the Exchange), or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.

B.	To the extent that the Board determines that the Accounting Restatement is due in any material respect to the actions, or failure to taken action, of a Covered Executive, then, in addition to those amounts required to be recovered pursuant to paragraph (i)(A) above, the Board, in its sole discretion, may cause the Company to recover any costs incurred by the Company in connection with such Accounting Restatement (including, without limitation, any legal, audit and accounting fees incurred in investigating and preparing such Accounting Restatement, any fees incurred in responding or defending any claims relating in whole or in part to the Accounting Restatement or the facts or circumstances relating thereto, and any amounts paid in settlement of or on account of any judgment relating to any such claims).

ii.	In the event of recoupment due to Detrimental Conduct, the Board, in its sole discretion, may cause the Company to recover an amount of Incentive Compensation up to and based upon the Covered Person’s relative degree of fault or involvement, the impact of the conduct on the Company, the magnitude of any loss caused and other relevant facts and circumstances.

In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

If Incentive Compensation in the form of an equity award is recoverable pursuant to this Policy, then, in addition to any other method of recoupment that may be determined by the Board, the Company will be entitled to: (A) if the equity award is still outstanding, cause the Covered Executive to forfeit the award; (B) if the equity award has been exercised or settled into shares (the “Underlying Shares”) and the Covered Executive still holds the Underlying Shares, recover the number of Underlying Shares (less any exercise price, if any, paid in cash for the Underlying Shares); and (C) if the Underlying Shares have been sold by the Covered Executive, recover the after-tax portion of the proceeds received by the Covered Executive from the sale of the Underlying Shares (less any exercise price, if any, paid in cash for the Underlying Shares.

In addition, the Board may determine, in its sole discretion, any additional method for recouping Incentive Compensation hereunder, provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the Exchange and applicable law, which methods may include, without limitation: (A) requiring reimbursement of cash Incentive Compensation previously paid; (B) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; or (C) taking any other remedial and recovery action permitted by law, as determined by the Board.

No Indemnification

The Company shall not indemnify any Covered Executives against (i) the loss of any incorrectly awarded Incentive Compensation or any Incentive Compensation that is recouped pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. The provisions of this Policy concerning recoupment in the event of an Accounting Restatement shall be interpreted and construed so as to comply with Section 10D of the Exchange Act, the rules of the Commission promulgated thereunder and the listing requirements of the Exchange.

Effective Date

This Policy, as amended and restated as set forth herein effective as of February 14, 2024 (the “Effective Date”), shall apply to any and all Incentive Compensation that is approved, awarded, granted to or received by Covered Executives on or after the Effective Date and any Incentive Compensation that is outstanding as of the Effective Date.

Amendment; Termination

The Board may amend this Policy from time-to-time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by Commission rule or the rules of any national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights; No Additional Payments

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Originally adopted by the Board of Directors on January 26, 2024 and amended and restated by the Board of Directors on August __, 2024, effective as of February 14, 2024.